EXHIBIT 99.1

HALLWOOD REALTY PARTNERS, L.P.
3710 Rawlins, Suite 1500, Dallas, Texas 75219-4236

Phone:	214 / 528-5588
Fax:	214 / 528-8855
Website:	www.hallwood.com/hrp

Contact:	Investor Relations
(214) 528-5588

NEWS RELEASE

HALLWOOD REALTY PARTNERS, L.P.
ANNOUNCES 2003 FINANCIAL RESULTS

Dallas, Texas, March 9, 2004 — Hallwood Realty Partners, L.P. (“HRP”) (HRY-AMEX) announced today its financial results for the year ended December 31, 2003. HRP had net income of $2,806,000 ($1.68 per unit) for 2003, as compared to $6,931,000 ($4.16 per unit) for 2002. The net results included $15,222,000 and $14,897,000 of non-cash depreciation and amortization expense in 2003 and 2002, respectively.

Total revenues decreased $1,283,000, or 1.7%, in 2003 from last year as a result of a decrease in revenue from construction services of $2,458,000, partially offset by increased revenue from property operations of $1,175,000. Construction service revenues decreased due to fewer construction service projects completed in 2003; by their nature, the demand for and size of construction service projects and the associated revenues can vary significantly from time to time. Revenue from property operations includes increases in rental income and tenant expense recoveries. Rental income was affected by a slight increase in overall rental rates of 1.9% and a decline in average occupancy between the years from 87.4% to 85.9%.

Total expenses were $7,954,000, or 11.8%, more in 2003 than in 2002 due to increases in litigation costs of $7,108,000, general and administrative expenses of $1,498,000, property operating expenses of $911,000, depreciation and amortization expense of $325,000, and interest expense of $263,000, partially offset by a decrease in parking, construction and tenant services expense of $2,151,000. General and administrative expenses were higher due to increases in certain professional fees, legal fees, director fees, travel costs, and director and officer liability insurance. Property operating expenses were higher primarily due to increases in utilities, real estate taxes, and property and liability insurance. Depreciation and amortization increased primarily due to depreciation for the newly completed building at the Executive Park property in Atlanta, Georgia. Interest expense increased primarily due capitalization of construction interest in 2002. Construction service expenses decreased due to fewer construction service projects completed in 2003; by their nature, the demand for and size of construction service projects and the associated expenses can vary significantly from time to time.

HRP had net income of $4,250,000 ($2.55 per unit) for the fourth quarter of 2003, compared to net income of $672,000 ($0.40 per unit) for the 2002 comparable fourth quarter. The net results included $3,747,000 and $3,764,000 of non-cash depreciation and amortization expense in 2003 and 2002 fourth quarters, respectively.

This information contained in this news release has been derived from financial information to be included in Form 10-K filed with the Securities and Exchange Commission.

Continued on Page 2

Hallwood Realty Partners, L.P.
2003 Financial Results

The following table sets forth selected unaudited financial information (in thousands, except per unit amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Total revenues	$18,059	$18,738	$72,456	$73,739
Total expenses	19,223	18,235	75,399	67,445

Income (loss) before proceeds from litigation and interest income	(1,164)	503	(2,943)	6,294
Proceeds from litigation(a)	5,123	—	5,123	—
Interest Income	291	169	626	637

Net income	$4,250	$672	$2,806	$6,931

Earnings per unit — basic:
Net income	$2.64	$0.42	$1.74	$4.32

Earnings per unit — assuming dilution:
Net income	$2.55	$0.40	$1.68	$4.16

Weighted average units outstanding -
Basic	1,594	1,590	1,593	1,590

Assuming dilution	1,653	1,649	1,651	1,648

(a)	In December 2003, HRP recorded the final judgment in the Gotham lawsuit. Proceeds from litigation of $5,123,000 represents the amount allocated to operations. The balance of the judgment was recorded to partners’ capital.

HRP, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in HRP’s periodic filings with the SEC.

- END -